Exhibit 3(i)

                                                                  EXECUTION COPY
                                                                  --------------





                               PURCHASE AGREEMENT
                                  by and among
                     SNYDER INTERNATIONAL BREWING GROUP, LLC
                                      Buyer
                                       and

             EDWARD D. SCOTT, CATHERINE D. SCOTT, ROBERT SCHUERHOLZ,
                                NICHOLAS P. FORIS
                         and VISHNAMPET S. JAYANTHIMATH
                                     Sellers

                           Dated as of August 24, 1999





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                               TABLE OF CONTENTS
                               -----------------
                                                                        Page
                                                                        ----

PURCHASE AGREEMENT ......................................................1

RECITALS ................................................................1

AGREEMENT ...............................................................1

ARTICLE I DEFINITIONS ...................................................1
            1.1  Defined Terms ..........................................1

ARTICLE II PURCHASE AND SALE OF THE SELLER UNITS ........................4
            2.1  Transfer of the Seller Units ...........................4
            2.2  FCNB Payment ...........................................4
            2.3  Purchase Price .........................................5
            2.4  Closing ................................................5
            2.5  Closing Deliveries by Sellers...........................7
            2.6  Closing Deliveries by Buyer.............................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS....................7
            3.1  Ownership of Seller Units...............................7
            3.2  Ownership of Blue II....................................7
            3.3  Authorization...........................................7
            3.4  Organization and Standing...............................7
            3.5  No Conflict; Required Filings and Consents .............8
            3.6  Consents and Approvals .................................8
            3.7  Litigation .............................................8
            3.8  Financial Statements ...................................8
            3.9  Taxes ..................................................8
            3.10 Leased Premises ........................................9
            3.11 Zoning ................................................10
            3.12 Environmental Issues ..................................10
            3.13 Contracts .............................................10
            3.14 Insurance .............................................11
            3.15 Related Party Transactions ............................11
            3.16 Compliance with Laws ..................................11
            3.17 No Reliance ...........................................11
            3.18 Broker's Fees .........................................11
            3.19 Full Disclosure .......................................12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER .....................12
            4.1  Authorization .........................................12
            4.2  Consents and Approvals ................................12
            4.3  No Conflict or Violation ..............................12
            4.4  Litigation ............................................12
            4.5  Acquisition for Investment ............................12









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            4.6  Broker's Fees..........................................12

ARTICLE V COVENANTS AND AGREEMENTS .....................................13
            5.1  Further Assurances ....................................13
            5.2  Refinancing of Blue II's Debt Obligations .............13
            5.3  Release of Claims .....................................13
            5.4  Limited Release of Sellers ............................13

 ARTICLE VI INDEMNIFICATION ............................................14
            6.1  Survival Periods ......................................14
            6.2  Indemnification .......................................14
            6.3  Claims ................................................14

ARTICLE VII MISCELLANEOUS ..............................................15
            7.1  Successors and Assigns ................................15
            7.2  Notices ...............................................15
            7.3  Choice of Law .........................................16
            7.4  Consent To Jurisdiction And Service Of Process ........16
            7.5  Entire Agreement; Amendments and Waivers ..............16
            7.6  Counterparts ..........................................16
            7.7  Invalidity ............................................16
            7.8  Headings ..............................................16
            7.9  Expenses ..............................................17
            7.10 No Third Party Beneficiaries ..........................17

Schedules
---------

3.5  No Conflicts
3.8  Financial Statements
3.13 Contracts
3.14 Insurance
3.16 Compliance with Laws
3.19 Full Disclosure

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                               PURCHASE AGREEMENT
                               ------------------

         THIS PURCHASE AGREEMENT, dated as of August 24, 1999 (this "Agreement") is by and among EDWARD D. SCOTT ("Scott"), CATHERINE D. SCOTT ("CD Scott"), ROBERT SCHUERHOLZ ("Schuerholz"), NICHOLAS P. FORIS ("Foris") and VISHNAMPET S. JAYANTHIMATH ("Jayanthimath") (Scott, CD Scott, Schuerholz, Foris and Jayanthimath are, individually, a "Seller" and, collectively, the "Sellers") and SNYDER INTERNATIONAL BREWING GROUP, LLC, an Ohio limited liability company ("Buyer").

                                    RECITALS
                                    --------

         A. The Sellers are parties to the Operating Agreement of Blue II, dated as of December 20, 1995 (the "Operating Agreement"). Pursuant to such Operating Agreement, the Sellers own 100% of the outstanding membership interests of Blue II.

         B. The Sellers desire to sell, assign and transfer to Buyer all of the Sellers' right, title and interest in and to their membership interests in Blue II (the "Membership Interests") and any and all other rights and interests in Blue II (such Membership Interests, rights and interests are, collectively, the "Seller Units"), and Buyer desires to purchase from the Sellers the Seller Units, subject to and in accordance with the terms of this Agreement.

         C. The obligations (other than Section 2.2) of the Buyer and Sellers hereunder are conditioned on consummation of Buyer's investment of up to $2.0 million in FBC (the "Investment Closing").

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth below, Buyer and the Sellers hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         1.1 Defined Terms. For purposes of this Agreement the following terms have the meanings (such meanings to be equally applicable to both singular and plural forms of the defined terms) set forth below:

         "Actions" means any action, suit, or legal, administrative or arbitral proceeding before any Governmental Authority.

         "Additional Loan Documents" has the meaning set forth in Section
2.4(e).

         "Assignment" has the meaning set forth in Section 2.4(a).


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         "Agreement" has the meaning set forth in the preamble to this
Agreement.

         "Blue II" means Blue II, LLC, a Maryland limited liability company.

         "Buyer" has the meaning set forth in the preamble to this Agreement.

         "CD Scott" has the meaning set forth in the preamble to this Agreement.

         "Claims" means any and all claims, Actions, suits, liabilities, costs, demands, assessments, accounts, causes of action, rights of levy, execution or recission, remedies, judgments, obligations, damages, expenses, interest, penalties and charges of every kind and nature whatsoever, whether in law or in equity, whether known or unknown, foreseen or unforeseen, matured or unmatured, absolute or contingent, determined or determinable.

         "Closing" has the meaning set forth in Section 2.3.

         "Closing Date" has the meaning set forth in Section 2.3.

         "Contracts" has the meaning set forth in Section 3.13.

         "Cross Receipt" has the meaning set forth in Section 2.4(b).

         "CTIC" has the meaning set forth in Section 2.4(g).

         "Damages" has the meaning set forth in Section 6.2.

         "Environmental Damages" means any and all Claims which are incurred at any time as a result of the existence (a) at or prior to Closing of Hazardous Materials upon, about or beneath the Leased Premises or migrating or threatening to migrate to or from the Leased Premises, or (b) of a violation of Environmental Requirements pertaining to the Leased Premises, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Leased Premises.

         "Environmental Requirements" means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of human health or the environment, including, without limitation, (a) all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials; (b) all requirements pertaining to the protection of the health and safety of employees or the public; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, schedules and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder.

         "FBC" means Frederick Brewing Co., a Maryland corporation.

         "FCNB" has the meaning set forth in Section 2.4(e).



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         "Foris" has the meaning set forth in the preamble to this Agreement.

         "Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

         "Hazardous Materials" means any substance: (a) the presence of which requires investigation or remediation under any Environmental Requirement; (b) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement; or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

         "Indemnified Party" has the meaning set forth in Section 6.2.

         "Indemnifying Party" has the meaning set forth in Section 6.2.

         "Investment Closing" has the meaning set forth in recitals to this Agreement.

         "Jayanthimath" has the meaning set forth in the preamble to this Agreement.

         "knowledge" means the actual knowledge of such Person.

         "Laws" means any law, statute, code, ordinance, regulation or legally enforceable rule of any Governmental Authority.

         "Lease Agreement" means the Lease Agreement and Option to Purchase, dated July 17, 1996, by and between Blue II and FBC.

         "Leased Premises" means the land and building where FBC's brewery is located, as more particularly described in the Lease Agreement.

         "Liens" means any mortgage, lien, Option, pledge, adverse claim, interest, charge or other encumbrance.

         "Loan and Financing Agreement" has the meaning set forth in Section 2.4(e).

         "Material Adverse Effect" means, with respect to Blue II, a material adverse effect on the business, assets (including, without limitation, the Leased Premises), liabilities or financial condition of Blue II, taken as a whole.

         "MEDCO" has the meaning set forth in Section 2.5(e).

         "Membership Interest" has the meaning set forth in the recitals to this Agreement.

         "MIDFA" has the meaning set forth in Section 2.4(e).



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         "Operating Agreement" has the meaning set forth in the recitals to this
Agreement.

         "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer or other agreement or right of similar nature.

         "Orders" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

         "Permits" means any licenses, permits, approvals, variances, registrations, certificates, including, without limitation, certificates of occupancy and other evidence of authority.

         "Person" means any natural person and any corporation, firm, partnership, trust, estate, limited liability company or any other entity.

         "Phase I Report" means the Phase I Environmental Site Assessment, dated April 19, 1996, prepared by Compliance Consulting Group, Inc., Project Number 0396-001.100.

         "Policy" has the meaning set forth in Section 2.4(g).

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Representatives" means, with respect to a party, the party's present and former employees, shareholders, partners, agents, attorneys, officers, directors, representatives or Affiliates and the present and former employees, shareholders, partners, agents, attorneys, officers, directors or representatives of any such Affiliates.

         "Schuerholz" has the meaning set forth in the preamble to this Agreement.

         "Scott" has the meaning set forth in the preamble to this Agreement.

         "Seller" and "Sellers" have the meaning set forth in the preamble to this Agreement.

         "Seller Units" has the meaning set forth in the recitals to this Agreement.

         "Transaction" has the meaning set forth in Section 2.1.

         "Warrants" has the meaning set forth in Section 2.2.


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                                   ARTICLE II
                      PURCHASE AND SALE OF THE SELLER UNITS
                      -------------------------------------

         2.1 Transfer of the Seller Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each Seller shall sell, assign and transfer the number of Seller Units set forth opposite his name on Exhibit A to Buyer, free and clear of all Liens, (b) the Sellers shall deliver to Buyer the Assignment evidencing the sale, assignment and transfer of their respective Seller Units, (d) Buyer shall purchase the Seller Units free and clear of any and all Liens and (e) Buyer shall pay and deliver to Seller the Purchase Price as provided in Section 2.2 below (the "Transaction").

         2.2 FCNB Payment. On the date of this Agreement, Buyer shall pay to FCNB Bank ("FCNB") an amount equal to $60,000 to be credited by FCNB in respect of the delinquent mortgage payments due under the Loan and Financing Agreement (as defined below) on June 30, 1999 and July 31, 1999 (the "FCNB Payment").

         2.3 Purchase Price. In full consideration for the Seller Units and the release set forth in Section 5.3 hereof, at the Closing:

                  (a) Buyer shall pay on behalf of each Seller, by wire transfer of immediately available funds to the Sellers' broker account designated by the Sellers, an amount equal to $250,000 in the aggregate (exclusive of the FCNB Payment); and

                  (b) Buyer shall issue to the Sellers warrants to purchase an aggregate of 132,000 shares of common stock of FBC at price per share of $1.00, and such warrants will be in the form substantially set forth on Exhibit B (the "Warrants") and will not be subject to restrictions on resale other than those provided under federal and state securities Laws (Sections 2.2 and 2.3(a)-(b) are, collectively, the "Purchase Price").

         2.4 Closing. The closing with respect to the Transaction (the "Closing") will be held at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114-1190 on August 24, 1999 (the "Closing Date") simultaneously with the consummation of the Investment Closing. If the Investment Closing does not occur, Buyer shall have no obligation or liability to the Sellers under this Agreement except with respect to the FCNB Payment. If the Investment Closing occurs, the Sellers shall be obligated to consummate; the transactions contemplated by this Agreement simultaneously with the Investment Closing provided, however, that the period between the date hereof and the date of the consummation of the Investment Closing shall not exceed thirty days. After the date of this Agreement until the Closing or the receipt of written notice from the Buyer that the Investment Closing shall not occur, none of the Sellers shall, directly or indirectly, (i) initiate, discuss or negotiate any sale or merger of Blue II or sale or other transaction involving the Leased Premises or entertain any inquiries concerning the foregoing or (ii) provide any information relating to Blue II or any aspects of its business or the Leased Premises to any Person, with the exception of information necessary to comply with the requirements of any Governmental Authority.

         2.5 Closing Deliveries by Sellers. At the Closing, the Sellers shall deliver to Buyer:



                                       5
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                  (a) An instrument of assignment, transfer and conveyance
substantially in the form set forth on Exhibit C (the "Assignment"), executed by each Seller, evidencing the assignment, transfer and conveyance by each Seller of his respective Seller Units to Buyer;

                  (b) A cross receipt substantially in the form set forth on Exhibit D hereto (the "Cross Receipt"), executed by each Seller, evidencing receipt by the Sellers of the Purchase Price;

                  (c) Resignation of Scott as Managing Member of Blue II, executed by Scott;

                  (d) Resignation of each other Seller as a manager and/or officer of Blue II, to the extent applicable;

                  (e) Evidence from FCNB and the Maryland Industrial Development Financing Authority ("MIDFA") in form satisfactory to the Buyer, in its sole discretion, (i) consenting to the change in control and ownership of Blue II contemplated by this Agreement, (ii) certifying that such change in control and ownership (x) is not a default under Section 10.1 of the Loan and Financing Agreement by and among the Maryland Economic Development Corporation ("MEDCO"), Blue II, FBC and FCNB, as successor to Signet Bank, dated July 19, 1996, as amended (the "Loan and Financing Agreement"), (y) does not violate any other provision of the Loan and Financing Agreement and (z) does not violate, or constitute a default under, any other documentation entered into in connection with the Loan and Financing Agreement (the "Additional Loan Documents") and
(iii) approving Buyer's proposed amendments and modifications to the Lease Agreement.

                  (f) Evidence that the Sellers have terminated or caused Blue II to terminate the Petition-For Warrant of Restitution filed on behalf of Blue II with the District Court of Maryland for Frederick County.

                  (g) The Sellers shall deliver to Chicago Title Insurance Company ("CTIC") such affidavits and/or indemnities required by CTIC in order for CTIC to issue such an ALTA Owner's Policy of Title Insurance and endorsements insuring that Blue II is the owner of fee simple title to the Leased Premises in the amount of $2,920,000 and showing such exceptions and otherwise in such form as reasonably satisfactory to the Buyer, which Policy shall include, without limitation, a non-imputation endorsement (the "Title Policy").

                  (h) [intentionally omitted]

                  (i) A zoning letter from the County of Frederick, Maryland in form reasonably satisfactory to the Buyer, certifying that the use of the Leased Premises as a beer manufacturing and distribution facility and other related uses complies with all applicable Laws.

                  (j) Articles of organization of Blue II, certified by the Secretary of State of Maryland;

                                       6


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                  (k) Good standing certificate of Blue II, or an equivalent document, issued by the Secretary of State of Maryland; and

                  (1) A certificate of the Managing Member of Blue II certifying as to (i) resolutions authorizing this Agreement and the Transaction and the other transactions contemplated hereby, (ii) the Operating Agreement and (iii) the incumbency of each officer of Blue II executing any documents in connection with this Agreement.

         2.6 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to the Sellers:

                  (a) The Purchase Price, including the Convertible Note, executed by Buyer; and

                  (b) The Cross Receipt, executed by Buyer, acknowledging receipt by Buyer of the Assignment of the Sellers.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

         The Sellers, jointly and severally, represent and warrant to Buyer as follows (except with respect to Sections 3.1 and 3.3 which each Seller represents and warrants as to himself only):

         3.1 Ownership of Seller Units. Each Seller is the sole and exclusive owner of, and has valid title to, the Seller Units set forth opposite his name on Exhibit A, and such Seller Units constitute all of the Seller's right, title and interest (membership or otherwise) in and to Blue II. After giving effect to the Transaction, (a) Buyer will acquire valid title to such Seller Units, free and clear of all Liens, (b) each Seller will no longer be a member of, or own any Membership Interests or other interests in, Blue II and (c) no other Person (other than Buyer) will have any right to or interest in such Seller Units.

         3.2 Ownership of Blue II. The Sellers own all of the outstanding Membership Interests in Blue II. Upon the sale, transfer and conveyance of the Seller Units hereunder, Buyer will own the entire right, title and interest in and to Blue II. There are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of Blue II.

         3.3 Authorization. Each Seller has the legal capacity, power and authority to enter into this Agreement and perform his obligations under this Agreement and has received all necessary authorization to consummate the Transaction and to perform Seller's obligations under this Agreement. This Agreement has been duly executed and delivered by each Seller and is the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.


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



         3.4 Organization and Standing. Blue II is duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business in the State of Maryland.

         3.5 No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the Transaction, nor compliance by the Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Operating Agreement or any other organizational document of Blue II, (ii) except as set forth in Schedule 3.5, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Blue II pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of the Sellers or Blue II is a party or by which any of Blue II's properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Blue II or a material adverse effect on any material assets or property of, or used by, Blue II, or (iii) violate any Order or Law applicable to Blue II or any of its properties or assets.

         3.6 Consents and Approvals. Except for the consent of MIDFA and FCNB, required by the Loan and Financing Agreement, no approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction.

         3.7 Litigation. Except for any enforcement action relating to the Tap Agreement, there are no Actions instituted or pending or, to the Sellers' knowledge, threatened against, any of the Sellers or Blue II or against any property, asset, interest or right of Blue II or any Seller. None of the Sellers or Blue II are subject to any Order relating to Blue II or this performance of their obligations under this Agreement.

         3.8 [intentionally omitted]

         3.9 Taxes.

         (a) Blue II is a limited liability company but for federal and the State of Maryland income tax purposes is treated as a partnership and no actions have been taken by Blue II or any of the Sellers that is inconsistent with the foregoing, nor with any such actions be taken in the future.

         (b) All tax returns (federal, state and local) of Blue II have been timely filed and all information contained in any such tax returns is true and complete.

         (c) Sellers will be responsible for any and all taxes of Blue II for all transactions through the Closing Date and must promptly reimburse Buyer for any such taxes upon demand except for any real property taxes on the real property and improvements constituting the Leased Premises and any utility related charges, including those under the Tap Agreement.

         (d) Sellers are all U.S. Persons and Blue II has not been required to withhold any amounts pursuant to Section 1441 et. seq. of the Internal Revenue Code of 1986, as amended.


         3.10 Leased Premises. Blue II has good and marketable fee simple title to the Leased Premises, free and clear of all Liens except those shown on the Policy delivered to Buyer pursuant to Section 2.4(g) of this Agreement and the Connection Fee Agreement and Mortgage, dated July 19, 1996, by and between Blue II and The Board of County Commissioners of Frederick County, Maryland (the "Tap Agreement"). With respect to the Leased Premises:

                  (a) No portion of the Leased Premises is subject to any pending condemnation proceeding or, except for the enforcement of the Tap Agreement, any other Action adverse to the Leased Premises and, to the knowledge of the Sellers, there is no threatened condemnation proceeding or other Action with respect to the Leased Premises;

                  (b) To the Sellers' knowledge, the business located on the Leased Premises is supplied with utilities and other services necessary for the operation of the business as presently conducted, and all of such services are adequate to conduct the business currently operated on the Leased Premises;

                  (c) The Leased Premises are not located in either a special service district or an area for which federal flood risk insurance is necessary;

                  (d) To the Sellers' knowledge, there is no water diffusion or other intrusion into any buildings, structures or other improvements included in the Leased Premises that would impair the value or use of the Leased Premises in connection with the conduct of the business currently operated thereon;

                  (e) No notice of any increase in the assessed valuation of the Leased Premises and, except for the enforcement of the Tap Agreement, no notice of any contemplated special assessment has been received by the Sellers and, to the knowledge of the Sellers, there is no threatened special assessment pertaining to the Leased Premises;

                  (f) Except for the Tap Agreement, the Loan and Financing Agreement and the Additional Loan Documents, there are no contracts or agreements to which any of the Sellers or Blue II is a party or by which the Leased Premises are bound, granting to any person or entity the right of use or occupancy of any portion of the Leased Premises, except for the Lease Agreement, and the Lease Agreement is in full force and effect and there are no defaults thereunder or matters which, upon the passage of time or giving of notice, would rise to the level of a default under the Lease Agreement;

                  (g) There is no person or entity (other than FBC) in possession of the Leased Premises;

                  (h) Except as shown in the survey delivered pursuant to
Section 2.4(h) of this Agreement, the Leased Premises do not encroach upon the property of others; and

                  (i) Except for those listed in Schedule B, Item 2 of the Title Policy, Blue II is not a member of any property association nor is the Leased Premises subject to any restrictive covenants.

         3.11 Zoning. As of the date hereof, the zoning of the Leased Premises permits the presently existing improvements and the continuation of the business currently operated on the Leased Premises as a conforming use. The existing use of each tract of the Leased Premises is not dependent on the use or availability of any other tract except for offsite easements for storm water management facilities and utilities, or on the right to continue the operation of the business currently operated thereon.

         3.12 Environmental Issues.

                  (a) Since the date Blue II acquired the real property constituting the Leased Premises and except to the extent set forth in writing in the Phase I Report, neither the Sellers nor, to the Sellers' knowledge, any other Person has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Leased Premises, or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about the Leased Premises, nor have any Hazardous Materials migrated from the Leased Premises to, upon, about or beneath the Leased Premises.

                  (b) To the Sellers' knowledge, except to the extent set forth in writing in the Phase I Report, (i) there is not, nor has there been, applied, placed, deposited, stored, disposed of or located on the Leased Premises any asbestos, or lead paint, (ii) no underground improvements, including, without limitation, treatment or storage tanks, pumps, sumps, or water, gas or oil wells are or have been located on the Leased Premises, (iii) there are no polychlorinated biphenyls (PCBs) or transformers, capacitors, ballasts, or other equipment containing PCBs constructed, placed, deposited, stored, disposed of or located on the Leased Premises, (iv) neither the Sellers nor any prior owner or occupant of the Leased Premises, has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate Governmental Authority, or any notice or other communication concerning alleged liability for Environmental Damages in connection with the Leased Premises and (v) there exist no Claims pending or, to the knowledge of the Sellers, threatened, relating to the ownership, use, maintenance or operation of the Leased Premises by any Person, or arising from the alleged violation of Hazardous Materials on the Leased Premises or potential migration to the Leased Premises, and there are no existing facts or conditions that could give rise to any such violation or liabilities.

                  (c) To the Sellers' knowledge, no Lien has been filed, and no circumstances or conditions exist that could result in the filing of a Lien, against the Leased Premises under any Environmental Requirement.

         3.13 Contracts. Except for the ownership and leasing of the Leased Premises, Blue II has not engaged, directly or indirectly, in any business or activity of any type or kind or entered into any agreement or arrangement with any Person and is not bound by any obligation or undertaking except for the Lease Agreement, the Loan and Financing Agreement, the Additional Loan Documents and the Tap Agreement (the Lease Agreement, the Loan and Financing Agreement and the Additional Loan Documents are, collectively, the "Contracts").

Blue II has not incurred, directly or indirectly, any liabilities or obligations except for those under the Contracts. Except as set forth on Schedule 3.13, each of the Contracts is in full force and effect and is a legal, valid and binding contract or agreement, and there is no default or breach (or any event that, with the giving of notice or lapse of time or both, would result in a material default or breach) by Blue II, or, to the Sellers' knowledge, any other party, in the timely performance of any obligation to be performed or paid under the Contracts or any other material provision of the Contracts, that, individually or in the aggregate, would have a Material Adverse Effect on Blue II. Except as set forth in Schedule 3.13, Blue II has not received from any party to any Contract notice of cancellation, termination or failure to renew such Contract. Blue II is not party to any agreement that restricts it from conducting its business as presently conducted.

         3.14 Insurance. Schedule 3.14 lists all policies of insurance covering Blue II. Except as set forth in Schedule 3.14, (a) Blue II's policies of insurance are valid and enforceable policies duly in force; (b) the amounts and types of coverage under such policies of insurance are customary and reasonable with respect to risks usually insured against by businesses with similar operations or, in the case of property insurance, with similar properties in the localities where such properties are located; (c) Blue II has not during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance; (d) all policies are held by and for the benefit of Blue II; (e) all insurance proceeds under such policies, if and when received, shall be the property of Blue II; (f) all insurance premiums have been paid when due or within any applicable grace period; (g) to the Sellers' knowledge, there has occurred no insurable event or occurrence for which notice was not timely given by Blue II to the appropriate insurer; and (h) to the Sellers' knowledge, Blue II is in compliance with all material conditions of each insurance policy.

         3.15 Related Party Transactions. No Person related to or controlled by the Sellers other than Kline, Scott & Visco Commercial Real Estate, Inc. ("KSV") and Maribeth Visco (a) has any direct or indirect interest (i) in, or is a director, officer or employee of, any entity which is a client, customer, supplier, lessor, lessee, debtor or creditor of Blue II, or (ii) in any property, asset or right which is owned or used by Blue II in the conduct of its business, or (b) is a party to any contract with Blue II.

         3.16 Compliance with Laws. Except as set forth in Schedule 3.16, Blue II as to itself and exclusive of the Leased Premises: (a) is in compliance with all Laws and Orders applicable to its business or employees or members conducting its business; and (b) has received no notification or communication from any Governmental Authority (i) asserting that Blue II is not in compliance with any Law or Order or (ii) threatening to revoke any Permit of any Governmental Authority. To the Sellers' knowledge, except as set forth in
Schedule 3.16, Blue II with respect to the Leased Premises: (a) is in compliance with all Laws and Orders applicable to its business or employees or members conducting its business; and (b) has received no notification or communication from any Governmental Authority (i) asserting that Blue II is not in compliance with any Law or Order or (ii) threatening to revoke any Permit of any Governmental Authority.

         3.17 No Reliance. Each Seller has (a) served as a member of Blue II through the date of this Agreement and has had access to information regarding Blue II, its business and financial condition, (b) had an opportunity to ask questions of, and obtain additional information from, Blue II regarding its business, financial condition and prospects and

(c) had the opportunity to seek legal counsel regarding the Transaction and this Agreement. The sale by each Seller of the Seller Units pursuant to this Agreement is not done in reliance upon any representation made, or information provided by, Buyer, Blue II, FBC or any of their respective Representatives, except for the representations and warranties set forth in this Agreement.

         3.18 Broker's Fees. Except for KSV, no person has acted directly or indirectly as a broker, finder or financial advisor for the Sellers in connection with the Transaction or this Agreement, and except for KSV, whose fee shall be the sole responsibility of the Sellers, no person is entitled to any fee or commission or like payment in connection with the Transaction or this Agreement.

         3.19 Full Disclosure. To the Sellers' knowledge, except as set forth on
Schedule 3.19, no representation or warranty made by Sellers in this Agreement or in any schedule hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants to Seller as follows:

         4.1 Authorization. Buyer has the legal capacity, power and authority to enter into this Agreement and perform its obligations under this Agreement, and has taken all actions necessary to consummate the Transaction and to perform Buyer's obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         4.2 Consents and Approvals. No approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction.

         4.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction will result in (a) a violation by Buyer of any Laws or Orders applicable to Buyer, which violation would have a material adverse effect on Buyer or the ability of Buyer to consummate the Transaction, or (b) a violation or conflict with any provision of any contract or agreement to which Buyer is a party.

         4.4 Litigation. There are no Actions instituted or pending against Buyer that seek to prevent or prohibit the consummation of the Transaction. Buyer is not subject to any Order.

         4.5 Acquisition for Investment. Buyer is acquiring the Seller Units for investment purposes for its own account and not with a view to a distribution or resale of such Seller Units.

         4.6 Broker's Fees. No person has acted directly or indirectly as a broker, finder or financial advisor for Buyer in connection with the Transaction or this Agreement, and no person is entitled to any fee or commission or like payment in connection with the Transaction or this Agreement.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS
                            ------------------------

         5.1 Further Assurances. Following the Closing, Buyer and Seller shall perform such further deeds, acts, things and assurances as are necessary, reasonable, advisable or appropriate to consummate the Transaction and otherwise to carry out or facilitate the performance of the terms of this Agreement. If, at any time after the Closing, any further action is necessary or desirable to carry out this Agreement or the Transaction, Buyer and/or the Seller shall take all such necessary action.

         5.2 Refinancing of Blue II's Debt Obligations. Following the Closing, Buyer agrees to use its reasonable commercial efforts to refinance the terms and conditions of the Loan and Financing Agreement and the Additional Loan Documents or to enter into new credit arrangements reasonably satisfactory to Buyer, in its sole discretion, as soon as reasonably practicable. In connection therewith, Buyer has received letters from FCNB and MIDFA consenting to the release of the Sellers from the Guaranty, dated July 19, 1996, by the Sellers in favor of MEDCO and FCNB, as successor to Signet Bank.

         5.3 Release of Claims. Each Seller, on behalf of himself and his dependents, successors, assigns, heirs, executors, administrators and Representatives (the "Releasors"), hereby releases, remises, acquits and discharges forever, irrevocably and unconditionally, Buyer, Blue II and FBC and their respective Representatives, successors and assigns (the "Releasees"), from, against and with respect to any and all Claims which any of the Releasors has, ever had or may hereafter have against the Releasees, at any time on or prior to the date of this Agreement or on account of or arising out of any matter, cause or event occurring on or prior to the date of this Agreement; provided, however, that nothing in this Section 5.3 will operate to release any obligation of Buyer arising under this Agreement. Each Seller, on behalf of himself and the other Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced or instituted, any Action of any kind against any party released under this Section 5.3 based on any matter purported to be released under this Section 5.3. The provisions of this Section 5.3 are intended to be for the benefit of, and will be enforceable by, each Releasee, his, her or its heirs and his, her or its Representatives, successors and assigns.

         5.4 Limited Release of Sellers. Buyer hereby releases Sellers from all claims arising from or related to any failure to assert or waiver of any of its rights to enforce the terms of the Lease Agreement and the Tap Agreement, including but not limited to claims for delinquent rent and other damages arising thereunder. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claims, or commencing, instituting or causing to be commenced or instituted any action of any kind against Sellers based on any matter purported to be released under this Section 5.4. The provisions in this
Section 5.4 are intended
to be for the benefit of and will be enforceable by the Sellers, his, her or its heirs, personal representatives, successors and assigns.

                                   ARTICLE VI
                                 INDEMNIFICATION
                                 ---------------

         6.1 Survival Periods. The representations and warranties of the parties contained in this Agreement will survive the Closing Date, but expire on the first anniversary of the Closing Date, except (a) that the expiration date for any claim relating to breach of the representations and warranties set forth in
Section 3.9 will be the expiration of the statute of limitations applicable to such claims, and (b) there will be no expiration date for any claim relating to a breach of representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.18. The covenants and agreements of the parties hereto will survive the Closing in accordance with their terms. From and after the Closing, the Sellers, jointly and severally, hereby agree to indemnify and hold harmless Buyer and Blue II, and Buyer hereby agrees to indemnify and hold harmless each Seller, against certain liabilities, in accordance with the terms of this Article VI.

         6.2 Indemnification. Subject to the other provisions of this Article VI, from and after the Closing, a party providing indemnification pursuant to this Article VI (an "Indemnifying Party") shall indemnify and hold harmless the other party (the "Indemnified Party") from and against any costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, losses, claims and damages (collectively, "Damages") to the extent they are the result of any inaccuracy of any representation or warranty or failure to perform or breach of any covenant or agreement made by the Indemnifying Party under this Agreement.

         6.3 Claims. (a) If an Indemnified Party intends to seek indemnification pursuant to this Article VI, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim describing such claim in reasonable detail; provided, that the failure to provide such notice will not affect the obligations of the Indemnifying Party unless such Party is actually prejudiced thereby. If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party will have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of such claim, and if it so decides, the Indemnified Party shall cooperate with the Indemnifying Party in connection with the settlement or defense; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; and provided further, that the reasonable fees and expenses of such counsel must be paid by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action in any manner that would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity under this Agreement that it elects to undertake the defense of such claim, the Indemnified Party will have the right to contest, settle or compromise the claim but does not thereby waive any right to indemnity for such claim pursuant to this Agreement. As long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party will have the right to pay or settle any such claim; provided, that as long as the Indemnifying Party is contesting such claim in good faith, any such settlement must include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a duly executed written release of the Indemnifying Party from all liability and obligation in respect of such action; and provide further, that in such event Indemnified Party shall waive any right to indemnity for such claim by the Indemnifying Party; and provided further, that the Indemnified Party shall provide the Indemnifying Party reasonable advance notice of any proposed settlement or payment and may not pay or settle any claim if the Indemnifying Party reasonably objects.

                  (b) The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article VI, including, without limitation, by providing the other party with reasonable access to any employees (including as witnesses) and other information.

                                   ARTICLE VII
                                 MISCELLANEOUS
                                 -------------

         7.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns, but is not assignable by any party without the prior written consent of the other parties.

         7.2 Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other document to be given under this Agreement by Buyer or the Sellers must be in writing and will be deemed duly given (a) when received if personally delivered or sent by facsimile, (b) within one business day after being sent by recognized overnight delivery service or (c) within five business days after being mailed by certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

     If to a Seller:

         To the address set forth opposite of the Seller's name on Exhibit A hereto.

     If to Buyer:

         Snyder International Brewing Group, LLC
         1101 Center Street
         Cleveland, Ohio 44113
         Facsimile: (216) 771-7990
         Attn: C. David Snyder

         With a copy to:

         Jones, Day, Reavis & Pogue
         North Point
         901 Lakeside Avenue
         Cleveland, OH 44114
         Attn: Patrick J. Leddy
         Facsimile: (216) 579-0212

or to such other place and with such other copies as any of the foregoing may designate by written notice to the other party.

         7.3 Choice of Law. This Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of laws.

         7.4 Consent To Jurisdiction And Service Of Process. Any and all Actions arising out of or relating to this Agreement and any other Actions by or among the Sellers (or any of them) or the Buyer and the Sellers (or any of them) must be brought in a court within the State of Ohio. Each Seller irrevocably consents to the jurisdiction of the state and federal courts located in the State of Ohio and waives any objection which the Seller may now or hereafter have to the choice of forum whether personal jurisdiction, venue, forum non conveniens or on any other ground. Each Seller irrevocably consents to the service of process outside of the territorial jurisdiction of said courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to such Seller's address as set forth pursuant to Section 7.2 hereof, with the same effect as if the Seller were a resident of the State of Ohio and had been lawfully served in such state. Nothing in this Agreement prohibits service of process in any other manner permitted by law. Each Seller further agrees that final judgment after all rights to appeal have been exhausted against him in any such Action will be conclusive and may be enforced in any other jurisdiction within or outside the State of Ohio by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of such judgment.

         7.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits, constitutes the entire agreement of the parties pertaining to this subject matter and supersedes all prior agreements, understandings, negotiations or discussions, whether oral or written, of the parties, including, without limitation, the Letter Agreement, dated July 28, 1999, by and among Buyer and each of the Sellers. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party or the parties to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

         7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         7.7 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

         7.8 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         7.9 Expenses. The Sellers and Buyer are liable for their own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

         7.10 No Third Party Beneficiaries. Except as set forth in Section 5.3, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             SELLERS:


                                             /s/ Edward D. Scott
                                             -----------------------------------
                                             Edward D. Scott


                                             /s/ Catherine D. Scott
                                             -----------------------------------
                                             Catherine D. Scott


                                             /s/ Robert Schuerholz
                                             -----------------------------------
                                             Robert Schuerholz


                                             /s/ Nicholas P. Foris
                                             -----------------------------------
                                             Nicholas P. Foris


                                             /s/ Vishnampet S. Jayanthimath
                                             -----------------------------------
                                             Vishnampet S. Jayanthimath


                                             BUYER:


                                             SNYDER INTERNATIONAL BREWING
                                             GROUP, LLC


                                             By: /s/ C. David Synder
                                                 -------------------------------
                                                 Name:  C. David Snyder
                                                 Title: Chairman and CEO

                                   EXHIBIT A
                                   ---------
--------------------------------------------------------------------------------
                               Number of
                                 Seller      Address
Seller                           Units
--------------------------------------------------------------------------------
Edward D. Scott                    25        117 W. Patrick Street
                                             Frederick, MD 21701
                                             Facsimile: 301-694-6592
                                             with a copy to:
                                             Scott Miller
                                             Weinberg & Weinberg
                                             15 North Court St.
                                             Frederick, MD 21701
                                             Facsimile: 301-662-1166
--------------------------------------------------------------------------------
Catherine D. Scott                 15        117 W. Patrick Street
                                             Frederick, MD 21701
                                             Facsimile: 301-694-6592
                                             with a copy to:
                                             Scott Miller
                                             Weinberg & Weinberg
                                             15 North Court St.
                                             Frederick, MD 21701'
                                             Facsimile: 301-662-1166
--------------------------------------------------------------------------------
Robert Schuerholz                  25        117 W. Patrick Street
                                             Frederick, MD 21701
                                             Facsimile: 301-694-6592
                                             with a copy to:
                                             Scott Miller
                                             Weinberg & Weinberg
                                             15 North Court St.
                                             Frederick, MD 21701
                                             Facsimile: 301-662-1166
--------------------------------------------------------------------------------
Nicholas P. Foris                  25        117 W. Patrick Street
                                             Frederick, MD 21701
                                             Facsimile: 301-694-6592
                                             with a copy to:
                                             Scott Miller
                                             Weinberg & Weinberg
                                             15 North Court St.
                                             Frederick, MD 21701
                                             Facsimile: 301-662-1166
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               Number of
Seller                           Seller      Address
                                 Units
--------------------------------------------------------------------------------
Vishnampet S.                      10        117 W. Patrick Street
Jayanthimath                                 Frederick, MD 21701
                                             Facsimile: 301-694-6592
                                             with a copy to:
                                             Scott Miller
                                             Weinberg & Weinberg
                                             15 North Court St.
                                             Frederick, MD 21701
                                             Facsimile: 301-662-1166
--------------------------------------------------------------------------------

                                   EXHIBIT B
                                   ---------

                                FORM OF WARRANT

                                                                  EXECUTION COPY
                                                                  --------------

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO FREDERICK BREWING CO. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                       Right to Purchase 33,000 Shares of Common
                                       Stock of Frederick Brewing Co. (subject
                                       to adjustment as provided herein)

                         COMMON STOCK PURCHASE WARRANT

No. B-1                                                          August 24, 1999

         FREDERICK BREWING CO., a corporation organized under the laws of the State of Maryland (the "Company"), hereby certifies that, for value received, EDWARD D. SCOTT or his assigns, is entitled, subject to the terms set forth below, to purchase from the Company after August 24, 1999 (the "Effective Date"), at any time or from time to time before 5:00 p.m., Cleveland, Ohio time, on August 24, 2002, (the "Expiration Date"), up to 33,000 fully paid and nonassessable shares of Common Stock (as hereinafter defined), $.0004 par value per share, of the Company, at a per share purchase price of $1.00 per share (such purchase price per share as adjusted from time to time as herein provided is referred to herein as the "Purchase Price"). The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.

         As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

         (a) The term "Company" includes Frederick Brewing Co. and any corporation which succeeds or assumes the obligations of Frederick Brewing Co. hereunder.

         (b) The term "Common Stock" includes (a) the Company's Common Stock, $.0004 par value per share, as authorized on the Effective Date, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after such date, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even if the right so to vote has been suspended by the happening of such a contingency) and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

         (c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

         1. Exercise of Warrant.

                  1.1. Number of Shares Issuable upon Exercise. From and after the Effective Date, through and including the Expiration Date, the holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of Subsection 1.2 or upon exercise of this Warrant in part in accordance with Subsection 1.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 4.

                  1.2. Full Exercise. This Warrant may be exercised in full by the holder hereof by surrender of this Warrant, with the form of subscription attached as Exhibit A hereto (the "Subscription Form") duly executed by such holder, to the Company at its principal office or at the office of its Warrant agent (as provided in Section 11), accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price (as hereinafter defined) then in effect.

                  1.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in Subsection 1.2 except that the amount payable by the holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock designated by the holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise, the Company, at its expense, will forthwith issue an deliver to or upon the order of the holder hereof a new Warrant of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes), may request, the number of shares of Common Stock for which such Warrant may still be exercised.

                  1.4. Fair Market Value. Fair Market Value of a share of Common Stock as of the date of exercise of this Warrant (the "Determination Date") shall mean the Fair Market Value of a share of the Company's Common Stock. Fair Market Value of a share of Common Stock as of the Determination Date shall mean:

                           (a) If the Company's Common Stock is traded on an
exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System or the NASDAQ SmallCap Market, then the closing or last sale price, respectively, reported for the last business day immediately prior to the Determination Date.

                           (b) If the Company's Common Stock is not traded on an
exchange or on the NASDAQ National Market System or the NASDAQ SmallCap Market but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately prior to the Determination Date.

                           (c) If the Company's Common Stock is not publicly
traded, then as the Holder and the Company agree or, in the absence of agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

                           (d) If the Determination Date is the date of a
liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

                  1.5. Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the holder hereof acknowledge in writing its continuing obligation to afford to such holder any rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder any such rights.

                  1.6. Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the holders of the Warrants pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a warrant agent appointed pursuant to Section 10 and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

         2. Delivery of Stock Certificates, etc. on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder hereof, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such holder is entitled upon such exercise, pursuant to Section 1 or otherwise.

         3. Adjustment for Reorganization, Consolidation,- Merger, etc.

                  3.1. Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company (a) effects a reorganization, (b) consolidates with or merges into any other person, or (c) transfers all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

                  3.2. Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the Common Stock and Other Securities and property (including cash, where applicable) receivable by the holders of the Warrants after the effective date of such dissolution pursuant to this Section 3 to a bank or trust company having its principal office in Cleveland, Ohio, as trustee for the holder or holders of the Warrants.

                  3.3. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3.3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of Common Stock and Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4. In the event this Warrant does continue in full force and effect after the consummation of the transaction described in this Section 3.3, then only in such event will the Company's Other Securities and property (including cash, where applicable) receivable by the holders of the Warrants be delivered to the Trustee as contemplated by Section 3.2.

         4. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be increased or decreased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

         5. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 10 hereof).

         6. Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. This Warrant entitles the holder hereof to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company's Common Stock.

         7. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor") with respect to any or all of the Shares. On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable Securities Laws, the Company at its expense but with payment by the Transferor of any applicable transfer taxes will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

         8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         9. Warrant Agent. The Company may, by written notice to each holder of the Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this

Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

         10. Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

         11. Notices, etc. Unless otherwise provided in this Warrant, any notice, request, instruction or other document to be given under this Warrant from the Company to the holder of this Warrant must be in writing and will be deemed duly given (a) when received if personally delivered or sent by facsimile, (b) within one (1) business day after being sent by recognized overnight delivery service or (c) within five (5) business days after being mailed by certified mail, postage prepaid, return receipt requested, and in each case addressed to such address as may have been furnished to the Company in writing by tile holder of this Warrant or, until such holder furnishes to the Company an address, then to, and at the address of, the last holder of this Warrant who has so furnished an address to the Company.

         12. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Ohio without giving effect to any conflicts of laws principles. Any dispute relating to this Warrant shall be adjudicated in the State of Ohio. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

                                            FREDERICK BREWING CO.


                                            By: /s/ C. David Snyder
                                                --------------------------------
                                                Name:  C. David Snyder
                                                Title: Chairman and CEO


Witness:

/s/ [ILLEGIBLE]
-----------------------------

                                    Exhibit A

                              FORM OF SUBSCRIPTION
                   (To be signed only on exercise of Warrant)

TO: Frederick Brewing Co.

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, _________ shares of Common Stock of Frederick Brewing Co. and herewith makes payment of $_________ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to ____________ whose address is _______________________
_____________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.


Dated:
       ----------------------

                                    --------------------------------------------
                                    (Signature must conform to name of holder as specified on the face of the Warrant)


                                    --------------------------------------------
                                    (Address)

                                    Exhibit B

                         FORM OF TRANSFEROR ENDORSEMENT
                   (To be signed only on transfer of Warrant)

         For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of Frederick Brewing Co. to which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of Frederick Brewing Co. with full power of substitution in the premises.

--------------------------------------------------------------------------------
Tranferees                    Percentage                               Number
                              Transferred                            Transferred
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dated:             , 19
       -----------     --           --------------------------------------------
                                    (Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

-----------------------------       --------------------------------------------
          (Name)                                     (address)

                                    --------------------------------------------
ACCEPTED AND AGREED:                                 (address)
[TRANSFEREE]


-----------------------------
          (Name)

                                                                  EXECUTION COPY
                                                                  --------------

               INSTRUMENT OF ASSIGNMENT, TRANSFER AND CONVEYANCE
               -------------------------------------------------

         FOR VALUE RECEIVED, upon the terms and subject to the conditions set forth in that certain Purchase Agreement (the "Purchase Agreement"), dated as of August 24, 1999, by and among the undersigned and Snyder International Brewing Group, LLC ("Buyer"), each of the undersigned hereby sell, assign, transfer and convey to Buyer all of their respective right, title and interest in and to the Seller Units (as defined in the Purchase Agreement).

         IN WITNESS WHEREOF, the undersigned have executed this Instrument of Assignment, Transfer and Conveyance as of August 24, 1999.


                                             /s/ Vishnampet S. Jayanthimath
                                             -----------------------------------
                                             Vishnampet S. Jayanthimath


                                             /s/ Catherine D. Scott
                                             -----------------------------------
                                             Catherine D. Scott


                                             /s/ Robert Schuerholz
                                             -----------------------------------
                                             Robert Schuerholz


                                             /s/ Nicholas P. Foris
                                             -----------------------------------
                                             Nicholas P. Foris


                                             /s/ Edward D. Scott
                                             -----------------------------------
                                             Edward D. Scott

                                                                  EXECUTION COPY
                                                                  --------------

                                  CROSS RECEIPT
                                  -------------

         Edward D. Scott, Katherine D. Scott, Robert Schuerholz, Nicholas P. Foris and Vishnampet S. Jayanthimath (the "Sellers") have this day delivered to Snyder International Brewing Group, LLC ("Buyer") an Instrument of Assignment, Transfer and Conveyance (the "Assignment") pursuant to that certain Purchase Agreement, dated as of August 24, 1999, by and among the Sellers and Buyer (the "Purchase Agreement"). Buyer hereby acknowledges receipt from the Sellers on the date hereof of the Assignment evidencing the assignment, transfer and conveyance of the Seller Units (as defined in the Purchase Agreement) to Buyer.

         In connection with the Sellers' delivery of the Assignment pursuant to the Purchase Agreement, each Seller hereby acknowledges receipt on the date hereof from Buyer of the Purchase Price, representing payment in full for the Seller Units.

         IN WITNESS WHEREOF, the undersigned have executed this Cross Receipt as of August 24, 1999.

                                             SELLERS:


                                             /s/ Edward D. Scott
                                             -----------------------------------
                                             Edward D. Scott


                                             /s/ Catherine D. Scott
                                             -----------------------------------
                                             Catherine D. Scott


                                             /s/ Robert Schuerholz
                                             -----------------------------------
                                             Robert Schuerholz


                                             /s/ Nicholas P. Foris
                                             -----------------------------------
                                             Nicholas P. Foris


                                             /s/ Vishnampet S. Jayanthimath
                                             -----------------------------------
                                             Vishnampet S. Jayanthimath

                                             BUYER


                                             By: /s/ C. David Snyder
                                                 -------------------------------
                                                 Name:  C. David Snyder
                                                 Title: Chairman and CEO